Exhibit 99.1

NEWS	Contact: Amie D'Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Reports third quarter 2024 REsults

•
Net Income of $130 million, or $0.33 per share, up $16 million, or $0.04 per share, year-over-year
•
Adjusted EBITDA* of $286 million, an increase of $19 million year-over-year
•
Cash flow from operations of $359 million and free cash flow* of $277 million
•
Bookings of $627 million, representing a 111% book-to-bill
•
Repurchased 4.6 million shares of common stock

* Adjusted EBITDA and Free Cash Flow are non-GAAP measures, see “Non-GAAP Financial Measures,” “Reconciliation of Cash Flows from Operating Activities to Free Cash Flow" and “Reconciliation of Adjusted EBITDA to Net Income” below.

HOUSTON, TX, October 24, 2024 — NOV Inc. (NYSE: NOV) today reported third quarter 2024 revenues of $2.19 billion, an increase of $6 million compared to the third quarter of 2023. Net income increased 14 percent to $130 million, or $0.33 per share, and operating profit increased six percent to $194 million, or 8.9 percent of sales. The Company recorded $5 million within Other Items (see Corporate Information for additional details). Adjusted EBITDA increased seven percent year-over-year to $286 million, or 13.1 percent of sales.

“During the third quarter of 2024, NOV continued to improve cash flow, backlog, profitability and margins compared to the prior year,” stated Clay Williams, Chairman, President, and CEO. “Revenues improved modestly compared to the third quarter of 2023, with strong execution on our growing backlog, increasing demand for aftermarket parts and services, and greater business efficiency driving margins higher. Additionally, demand for our capital equipment continued to grow in support of long-cycle offshore and international projects with NOV achieving a book-to-bill of 111% during the quarter, and 123% year-to-date.

“Solid results and steadily improving working capital efficiency enabled the Company to generate free cash flow of $277 million during the third quarter. NOV returned a total of $109 million to shareholders through a combination of share repurchases totaling $80 million and dividends totaling $29 million.

“As we look to year-end and into 2025, we see operators taking an incrementally more cautious approach to their activities in view of greater oil price uncertainty. Despite some emerging near-term headwinds, most international and offshore gas projects continue to press ahead resolutely, and we are confident that NOV’s technologies will continue to underpin these critical energy projects around the globe. We are committed to prudently investing in new and better ways to help our customers drive safer, more-efficient and less-environmentally impactful operations, while returning meaningful capital to our shareholders.”

Energy Products and Services

Energy Products and Services generated revenues of $1.00 billion in the third quarter of 2024, a decrease of three percent from the third quarter of 2023. Operating profit decreased $31 million from the prior year to $114 million, or 11.4 percent of sales, and included $3 million in Other Items. Adjusted EBITDA decreased $25 million from the prior year to $172 million, or 17.1 percent of sales. The decrease in revenue and profit was primarily due to lower drilling activity levels in North America, partially offset by contributions from the Company's recent artificial lift acquisition.

Energy Equipment

Energy Equipment generated revenues of $1.22 billion in the third quarter of 2024, an increase of two percent from the third quarter of 2023. Operating profit increased $31 million from the prior year to $129 million, or 10.6 percent of sales, and included $1 million in Other Items. Adjusted EBITDA increased $35 million from the prior year to $159 million, or 13.0 percent of sales. Improved profitability was the result of strong execution on the segment’s improving backlog and better demand for aftermarket parts and services.

New orders totaled $627 million, an increase of $79 million when compared to the $548 million of new orders booked during the third quarter of 2023. Orders shipped from backlog in the third quarter of 2024 were $563 million, representing a book-to-bill of 111 percent, compared to $537 million orders shipped and a book-to-bill of 102 percent in the third quarter of 2023. As of September 30, 2024, backlog for capital equipment orders for Energy Equipment was $4,478 million, an increase of $485 million from the third quarter of 2023.

Outlook

The Company is providing financial guidance for the fourth quarter of 2024 and full year 2024. Guidance is based on current outlook and plans and is subject to a number of known and unknown uncertainties and risks and constitutes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 as further described under the Cautionary Statement below. Actual results may differ materially from the guidance set forth below.

For the fourth quarter of 2024 management expects year-over-year consolidated revenues to be down three to five percent with Adjusted EBITDA between $280 million and $300 million. Full-year Adjusted EBITDA is expected to be near the lower end of the company's prior guidance range of between $1.10 billion and $1.18 billion.

Corporate Information

NOV repurchased 4.6 million shares of common stock for $80 million during the third quarter. Year-to-date, the Company repurchased 6.6 million shares of common stock for an aggregate amount of $117 million. NOV expects to return at least 50 percent of Excess Free Cash Flow (defined as cash flow from operations less capital expenditures and other investments, including acquisitions) through a combination of steady, quarterly base dividends, opportunistic stock buybacks, and a supplemental dividend to true-up returns to shareholders on an annual basis.

During the third quarter of 2024, NOV recorded $5 million in Other Items, primarily related to severance pay (see Reconciliation of Adjusted EBITDA to Net Income).

On September 12, 2024, the Company replaced its existing credit facility with a new $1.50 billion unsecured revolving credit facility that matures in September 2029 and is subject to one primary financial covenant, a maximum debt-to-capitalization ratio of 60 percent.

As of September 30, 2024, the Company had total debt of $1.75 billion, with $1.50 billion available on its primary revolving credit facility, and $985 million in cash and cash equivalents.

Significant Achievements

NOV signed a five-year strategic relationship agreement with a major North Sea operator to enhance drilling operations using NOV’s downhole broadband network and automation technology across the operator’s North Sea fleet. This agreement is in addition to the framework agreement signed in the second quarter to outfit the operator’s fleet with NOV’s wired drill pipe technology and services and further expands our relationship with this customer. The partnership will integrate NOV's Downhole Broadband Solutions wired drill pipe and NOVOS™ automation platform to improve rig performance, safety, environmental sustainability, and production potential.

NOV was awarded a contract to supply spread mooring tensioning systems for two floating production, storage, and offloading (FPSO) vessels in Latin America. With its extensive expertise and robust offshore production portfolio, NOV is well-positioned to meet the growing demands of the floating production market.

NOV’ Subsea Flexible Pipe business was named the Best Supplier in the Flexible Pipe category at the 7th annual Best Suppliers Award competition during the Rio Oil and Gas conference, marking the business unit’s second consecutive year to receive this recognition. The operation was also recently named the Foreign Company of the Year by the American Chamber of Commerce in Denmark. Both awards highlight the business’ leadership in execution for its customers, quality and safety.

NOV’s ATOM™ RTX Robotics technology secured repeat orders for two additional systems destined for two land rigs. The robotics technology will jointly integrate into the customer's rig layouts for automated piped handling, stabbing, doping, and mud containment, thereby removing personnel from the red zone and enhancing safety.

NOV received two orders for higher capacity hookload upgrades to convert sixth generation assets into seventh generation technology rigs as clients continue to advance fleet capabilities and enhance the competitiveness of their ultra-deepwater assets. The upgrades include larger load path equipment, associated structural enhancements, and the latest rig controls and monitoring technology.

NOV's Fiber Glass Systems business unit has been named one of 13 Phase 1 winners of the US Department of Energy's MAKE IT Prize for NOV’s innovative double-wall composite pipes for hydrogen transport. The prize focuses on supporting facilities with the capabilities to manufacture critical energy transition infrastructure. The double-wall composite pipe concept aims to provide a safer, lower-cost, and more efficient method for transporting hydrogen. Leveraging decades of expertise and advanced technology, NOV is committed to driving the world's transition to more sustainable energy solutions.

NOV delivered 40,000 horsepower of its Ideal™ eFrac Fracturing Units to a leading North American oilfield service company, underscoring the ongoing customer interest in upgrading their assets to the latest technology. The shipment included NOV’s Power Pod solutions, which facilitate the integration of Ideal frac pumps with dual-fuel or conventional pumpers, enabling the creation of a hybrid fleet.

NOV’s Automation Performance Center service continues to gain momentum as customers benefit from record-setting drilling performance. Leveraging NOV’s unparalleled library of rig performance data, the Performance Center’s remote support team provides 24/7 assistance to optimize rig configurations and drilling methodologies. During the quarter, four drilling contractors in different regions realized new weight-to-weight records (the time between two drilled stands, which starts when the drill string is lifted off bottom and lasts until the string is on bottom again) using the Performance Center’s expertise.

After quarter end, NOV completed the acquisition of Fortress Downhole Tools, a leading provider of recyclable setting tools and services in North America. Fortress’ patented CYCLOPS™ setting tool technology and unique recycling program offer proven reliability, reduced downtime, and significantly reduced waste compared to conventional field redressable and disposable setting tool offerings. This acquisition expands NOV’s portfolio of completions tools that increase operational efficiency, enhance reservoir performance and improve production.

NOV secured orders for fourteen cranes for offshore projects across Asia, Europe, and North America. These orders included active-heave compensated subsea cranes for new offshore construction vessels, and an all-electric crane and several electro-hydraulic cranes for offshore production applications. The orders further solidify NOV's long history as a global leader in providing innovative and reliable crane technologies.

NOV assisted in the deployment of the world’s deepest 16 by 18-5/8-inch expandable liner in Saudi Arabia. Utilizing an NOV Anderreamer™ tool, the team effectively enlarged an offshore gas exploration well from 16 to 19 inches, a task that has historically presented significant challenges in this location and hole size. The operation reduced the risks of formation collapse and facilitated access to deeper and more prolific reserves, boosting production capacity for the operator. This achievement was made possible through the exceptional durability of the Anderreamer tool as well as collaborative planning and execution at the rig site.

NOV further expanded its footprint in municipal water markets, securing two significant orders. A global EPC leader ordered 11,000 feet of F-Chem™ composite pipes and fittings to be used in a new water treatment center in Florida. This state-of-the-art center is designed to deliver 50 million gallons per day of clean water and withstand Category five hurricane winds. NOV also received orders for several Chemineer™ mixing products for a water treatment facility in Oregon. This facility will upgrade its existing flocculation equipment with NOV’s 20GT agitators and XE-3 impellers to achieve the precise mixing intensity required to effectively produce potable water by removing solids.

NOV was awarded a contract to supply 520,000 ft of 2 ⅞-in. to 4 ½-in. production tubing with Tuboscope’s TK™-236 internal plastic coating for Kuwait’s Wafra Zone. The harsh, sour environment in this zone has historically caused severe internal corrosion on uncoated tubulars, leading to costly downtime and reduced asset life. After extensive testing, the TK-236 coating was chosen for its reliable corrosion protection, flow efficiency, and effectiveness in high H2S environments.

NOV successfully deployed the first Max Completions™ ToolSight™ Remote Thru-Tubing Monitoring system for a West Texas operator. By leveraging NOV’s Max Completions platform and edge devices to aggregate, cleanse, and contextualize data from coiled tubing operations and downhole tools, the system enables better decision making, driving improved efficiencies of intervention and stimulation operations.

Third Quarter Earnings Conference Call

NOV will hold a conference call to discuss its third quarter 2024 results on October 25, 2024 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Additionally, free cash flow and Excess Free Cash Flow do not represent the Company’s residual cash flow available for discretionary expenditures, as the calculation of these measures does not account for certain debt service requirements or other non-discretionary expenditures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

This press release contains certain forward-looking non-GAAP financial measures, including Adjusted EBITDA. The Company has not provided a reconciliation of projected Adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income, such as other income (expense), which includes fluctuations in foreign currencies. As such, a reconciliation of projected Adjusted EBITDA to projected net income is not available without unreasonable effort. The actual amount of other income (expense), provision (benefit) for income taxes, equity income in unconsolidated affiliates, depreciation and amortization, and other amounts excluded from Adjusted EBITDA could have a significant impact on net income.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Amie D'Ambrosio

Director, Investor Relations

(713) 375-3826

Amie.DAmbrosio@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2024	2023	2024	2024	2023
Revenue:
Energy Products and Services	$1,003	$1,034	$1,050	$3,070	$3,004
Energy Equipment	1,219	1,195	1,204	3,601	3,364
Eliminations	(31)	(44)	(38)	(109)	(128)
Total revenue	2,191	2,185	2,216	6,562	6,240
Gross profit	469	468	590	1,517	1,336
Gross profit %	21.4%	21.4%	26.6%	23.1%	21.4%

Selling, general, and administrative	275	285	277	848	846
Operating profit	194	183	313	669	490
Interest expense, net	(10)	(18)	(14)	(40)	(44)
Equity income in unconsolidated affiliates	—	16	8	37	101
Other expense, net	(10)	(25)	(14)	(34)	(70)
Income before income taxes	174	156	293	632	477
Provision for income taxes	44	48	70	158	87
Net income	130	108	223	474	390
Net loss attributable to noncontrolling interests	—	(6)	(3)	(1)	(5)
Net income attributable to Company	$130	$114	$226	$475	$395
Per share data:
Basic	$0.33	$0.29	$0.57	$1.21	$1.01
Diluted	$0.33	$0.29	$0.57	$1.20	$1.00
Weighted average shares outstanding:
Basic	392	393	395	394	393
Diluted	395	396	397	397	396

NOV INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30,	December 31,
	2024	2023
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$985	$816
Receivables, net	1,896	1,905
Inventories, net	2,123	2,151
Contract assets	684	739
Prepaid and other current assets	230	229
Total current assets	5,918	5,840

Property, plant and equipment, net	1,908	1,865
Lease right-of-use assets	550	544
Goodwill and intangibles, net	2,105	2,012
Other assets	941	1,033
Total assets	$11,422	$11,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$835	$904
Accrued liabilities	819	870
Contract liabilities	495	532
Current portion of lease liabilities	101	94
Current portion of long-term debt	28	13
Accrued income taxes	22	22
Total current liabilities	2,300	2,435

Long-term debt	1,721	1,712
Lease liabilities	551	558
Other liabilities	334	347
Total liabilities	4,906	5,052

Total stockholders’ equity	6,516	6,242
Total liabilities and stockholders’ equity	$11,422	$11,294

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2024	2024	2023
Cash flows from operating activities:
Net income	$130	$474	$390
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	86	255	225
Working capital, net	133	(89)	(784)
Other operating items, net	10	73	(65)
Net cash provided by (used in) operating activities	359	713	(234)

Cash flows from investing activities:
Purchases of property, plant and equipment	(82)	(233)	(207)
Business acquisitions, net of cash acquired	—	(252)	(14)
Business divestitures, net of cash disposed	—	176	—
Other	—	1	10
Net cash used in investing activities	(82)	(308)	(211)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	—	419	62
Payments against lines of credit and other debt	—	(422)	(65)
Cash dividends paid	(29)	(79)	(60)
Share repurchases	(80)	(117)	—
Other	(13)	(36)	(43)
Net cash used in financing activities	(122)	(235)	(106)
Effect of exchange rates on cash	3	(1)	(5)
Increase (decrease) in cash and cash equivalents	158	169	(556)
Cash and cash equivalents, beginning of period	827	816	1,069
Cash and cash equivalents, end of period	$985	$985	$513

NOV INC.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)

(In millions)

Presented below is a reconciliation of cash flow from operating activities to “free cash flow”. The Company defines free cash flow as cash flow from operating activities less purchases of property, plant and equipment, or “capital expenditures”. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Free cash flow is not intended to replace GAAP financial measures.

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2024	2024	2023

Total cash flows provided by (used in) operating activities	$359	$713	$(234)
Capital expenditures	(82)	(233)	(207)
Free cash flow	$277	$480	$(441)

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Adjusted EBITDA % is a ratio showing Adjusted EBITDA as a percentage of sales. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA and Adjusted EBITDA % are not intended to replace GAAP financial measures, such as Net Income and Operating Profit %. Other Items include gain on business divestiture, impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2024	2023	2024	2024	2023
Operating profit:
Energy Products and Services	$114	$145	$128	$363	$413
Energy Equipment	129	98	232	456	250
Eliminations and corporate costs	(49)	(60)	(47)	(150)	(173)
Total operating profit	$194	$183	$313	$669	$490

Operating profit %:
Energy Products and Services	11.4%	14.0%	12.2%	11.8%	13.7%
Energy Equipment	10.6%	8.2%	19.3%	12.7%	7.4%
Eliminations and corporate costs	—	—	—	—	—
Total operating profit %	8.9%	8.4%	14.1%	10.2%	7.9%

Other items, net:
Energy Products and Services	$3	$4	$1	$4	$3
Energy Equipment	1	(2)	(119)	(122)	(13)
Corporate	1	5	—	2	6
Total other items	$5	$7	$(118)	$(116)	$(4)

(Gain)/loss on sales of fixed assets:
Energy Products and Services	$1	$1	$—	$—	$(2)
Energy Equipment	—	—	—	—	(3)
Corporate	—	(1)	—	—	1
Total (gain)/loss on sales of fixed assets	$1	$—	$—	$—	$(4)

Depreciation & amortization:
Energy Products and Services	$54	$47	$55	$163	$135
Energy Equipment	29	28	29	86	83
Corporate	3	2	2	6	7
Total depreciation & amortization	$86	$77	$86	$255	$225

Adjusted EBITDA:
Energy Products and Services	$172	$197	$184	$530	$549
Energy Equipment	159	124	142	420	317
Eliminations and corporate costs	(45)	(54)	(45)	(142)	(159)
Total Adjusted EBITDA	$286	$267	$281	$808	$707

Adjusted EBITDA %:
Energy Products and Services	17.1%	19.1%	17.5%	17.3%	18.3%
Energy Equipment	13.0%	10.4%	11.8%	11.7%	9.4%
Corporate	—	—	—	—	—
Total Adjusted EBITDA %	13.1%	12.2%	12.7%	12.3%	11.3%

Reconciliation of Adjusted EBITDA:
GAAP net income attributable to Company	$130	$114	$226	$475	$395
Noncontrolling interests	—	(6)	(3)	(1)	(5)
Provision for income taxes	44	48	70	158	87
Interest expense	21	23	22	67	65
Interest income	(11)	(5)	(8)	(27)	(21)
Equity income in unconsolidated affiliates	—	(16)	(8)	(37)	(101)
Other expense, net	10	25	14	34	70
(Gain)/loss on sales of fixed assets	1	—	—	—	(4)
Depreciation and amortization	86	77	86	255	225
Other items, net	5	7	(118)	(116)	(4)
Total Adjusted EBITDA	$286	$267	$281	$808	$707